EXHIBIT 99

ValueVision Media, Inc.
6740 Shady Oak Road
Minneapolis, MN 55344

Contact:
Heather S. Faulkner
Director of Communications
hfaulkner@shopnbc.com
952-943-6736

VALUEVISION MEDIA ANNOUNCES GUIDANCE
FOR THE THIRD QUARTER 2005

Minneapolis, MN, October 3, 2005 – ValueVision Media, Inc. (Nasdaq: VVTV) today announced guidance for the third quarter ending October 29, 2005.

Based on current trends, sales growth for the quarter is expected to be approximately 5% over last year versus a 4% sales decline a year ago. Consolidated net loss for the quarter is expected to be approximately $10 million versus a net loss of $35 million last year. EBITDA (as defined below) is expected to be a loss of approximately $5 million versus a loss of $30 million a year ago.

William Lansing, President and CEO of ValueVision Media, stated, “Like most other retailers, our business has been under pressure from deteriorating consumer sentiment and high gasoline prices. We experienced soft sales across most categories during September. That sales shortfall translates into net income and EBITDA losses as our EBITDA performance hovers around the breakeven point.

Continued Lansing, “We are stronger operationally than we were a year ago. The economic environment, however, is extremely challenging. Despite that, we continue to make steady progress on our key initiatives, with ‘Our Top Value’ continuing to grow, our new ‘Spotlight’ promotion beginning to gain traction, and our merchandise diversification continuing to reduce our reliance on jewelry. We will continue to focus on growth and execution improvements and look forward to a positive swing in consumer sentiment.”

ValueVision Media plans to release third quarter results and host a conference call on November 10, 2005.

EBITDA Defined
The Company defines EBITDA as net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

About ValueVision Media, Inc

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells its products directly to consumers through television, the Internet, and direct mail. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the associated fees; the success of the Company’s e-commerce initiatives; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Reconciliation of EBITDA to net loss:
	Third Quarter	Third Quarter
	29-Oct-05	31-Oct-04

	(Estimate)
EBITDA (as defined) (000’s) (a)	$(5,000)	$(29,891)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as presented	$(5,000)	$(29,891)
Adjustments:
Depreciation and amortization	(5,300)	(5,102)
Interest income	600	368
Income taxes	—	—

Net loss	$(9,700)	$(34,625)

(a) EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.